Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
UNITED THERAPEUTICS CORPORATION

United Therapeutics Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the corporation is United Therapeutics Corporation.  The name under which the corporation was originally incorporated was Lung Rx, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 26, 1996, and amended and restated on June 11, 1999.

SECOND:  That the Board of Directors of the Corporation, at a meeting duly held on April 1, 2010, adopted a resolution proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation contained herein and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof.  The proposed amendment is as follows:

Article V, paragraph (a) of the Amended and Restated Certificate of Incorporation is hereby deleted and the following is substituted in lieu thereof:

“(a) The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is Two Hundred Fifty-Five Million (255,000,000) shares, consisting of Two Hundred Forty-Five Million (245,000,000) shares of Common Stock, par value $.01 per share, and Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share.”

THIRD:  That thereafter, at the annual meeting of stockholders of the Corporation duly held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required were voted in favor of the amendment.

FOURTH:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH:  That this Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 28th day of June, 2010 and affirms the statements contained herein as true under penalty of perjury.

United Therapeutics Corporation

By:	/s/ Paul A. Mahon
Name: Paul A. Mahon
Title: Secretary